                                                     EXHIBIT Item 28, b., 11., b

                  Separate Account and Unit Value Fee Proposal
                  --------------------------------------------
                            Effective January 1, 2001
                            -------------------------

                                                                                          Proposed
                                                             Current        Proposed       Monthly
                                                           Monthly Fee    Monthly Fee     Increase
Separate Accounts                                          $ 66,666.67    $ 99,000.00    $32,333.33
-----------------
Flat Fee for up to 15 Separate Accounts with Investments

Unit Value Calculations
-----------------------
Flat Fee for up 1,800 Fund of Fund Accounts                $166,666.67    $166,666.67    $
Flat Fee for next 700 Accounts (1,801 - 2,500)                            $ 10,000.00    $10,000.00
Flat Fee for next 500 Accounts (2,501 - 3,000)                            $  6,666.67    $ 6,666.67
Flat Fee for next 500 Accounts (3,001 - 3,500)                            $  6,000.00    $ 6,000.00
Flat Fee for next 500 Accounts (3,501 - 4,000)                            $  4,500.00    $ 4,500.00
Flat Fee for next 500 Accounts (4,001 - 4,500)                            $  3,000.00    $ 3,000.00
Flat Fee for next 500 Accounts (4,501 - 5,000)                            $  2,500.00    $ 2,500.00

Agree:      /s/ John O'Connor                             /s/ Eric Jones
            ----------------------                        ----------------------
            Delaware Investments                          Lincoln Life

Date:       January 3, 2001